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                                                                     EXHIBIT (j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" and to the incorporation by reference of our report dated October 7, 2004 in the related Prospectuses and Statement of Additional Information of the Van Kampen Technology Fund and Van Kampen International Advantage Fund Fund and in the Registration Statement (Form N-1A) of the Van Kampen Equity Trust II filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 11 to the Registration Statement under the Securities Act of 1933 (Registration No. 33-75493) and in this Amendment No. 12 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-9279).


                                                              ERNST & YOUNG LLP


Chicago, Illinois
December 23, 2004